THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                                                               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                    Three Months Ended      Six Months Ended
                                          June 30               June 30
                                     -----------------     -----------------
                                        1997      1996        1997      1996
                                       -----     -----       -----     -----
EARNINGS:
Income from continuing
 operations before income taxes     $308,377   172,975     553,587   350,463
Add: fixed charges                    18,360    17,051      37,397    33,636
                                     -------   -------     -------   -------
   Income, as adjusted              $326,737   190,026     590,984   384,099
                                     =======   =======     =======   =======

FIXED CHARGES:
Interest costs                       $13,925    12,724      26,826    25,148
Rental expense (1)                     4,435     4,327      10,571     8,488
                                     -------   -------     -------   -------
   Total fixed charges               $18,360    17,051      37,397    33,636
                                     =======   =======     =======   =======

FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS:
Fixed charges                        $18,360    17,051      37,397    33,636
PSOP preferred stock dividends         4,391     4,474       8,815     8,963
Dividends on monthly income
 preferred securities                  3,105     3,105       6,210     6,210
                                     -------   -------     -------   -------
    Total fixed charges and
     preferred stock dividends       $25,856    24,630      52,422    48,809
                                     =======   =======     =======   =======

Ratio of earnings to fixed charges     17.80     11.14       15.80     11.42
                                     =======   =======     =======   =======

Ratio of earnings to
 combined fixed charges
 and preferred stock dividends         12.64      7.72       11.27      7.87
                                     =======   =======     =======   =======

(1) Interest portion deemed implicit in total rent expense.